Exhibit 99.1

THE OFFERING

The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this offering memorandum. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Zebra Technologies Corporation.

Securities Offered	$1.25 billion aggregate principal amount of % Senior Notes due 2022.

Maturity	, 2022.

Interest Rate	% per year.

Interest Payment Dates	Interest will be payable in cash on and of each year, beginning on , 2015.

Guarantees

The payment of principal, premium, if any, and interest on the notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of our direct and indirect wholly-owned existing and future domestic restricted subsidiaries, subject to certain exceptions. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes.

Not all of our subsidiaries will guarantee the notes. For the twelve months ended June 28, 2014, on an as adjusted basis after giving effect to this offering, the Acquisition and the other Transactions, the non-guarantor subsidiaries accounted for approximately 45% of our total revenue. In addition, as of June 28, 2014, on an as adjusted basis after giving effect to this offering, the Acquisition and the other Transactions, the non-guarantor subsidiaries held approximately 39% of our total assets and approximately 14%, or $639.5 million, of our total liabilities, including trade payables but excluding intercompany liabilities.

See “Description of Notes—Guarantees.”

Escrow of Proceeds

This offering will be consummated prior to the Acquisition. Consequently, the gross proceeds we receive from this offering will be deposited into the escrow account pursuant to the escrow agreement, together with cash in an amount that will be sufficient to fund the redemption of all of the notes on November 5, 2014, if a redemption were to occur on such date. If the Acquisition has not been consummated by October 28, 2014, we will make additional deposits into the escrow account on a monthly basis to fund the interest that will accrue on the notes during future monthly periods, as described herein or we will be required to redeem the notes on the third business day after the end of any month in which we do not make the required additional deposit. If the Acquisition is consummated on or prior to April 13, 2015 (as such date may be extended as described herein), the amounts held in the escrow account will be released to us to finance a portion of the cash purchase price of the Acquisition. If the Acquisition is not consummated on or prior to April 13, 2015 (as such date may be extended as described herein), if we determine not to pursue the consummation of the Acquisition, if the Master Acquisition Agreement shall have been amended, modified or waived, or any consent granted, in a manner that would be materially adverse to the holders of the notes (as reasonably determined by us), or if we fail to timely deposit any amounts required to be deposited into the escrow account, then in each case, the notes will be subject to a special mandatory redemption at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest from, and including, the issue date (or the most recent date to which interest has been paid) to, but excluding, the redemption date, and the amounts held in the escrow account will be used to fund such redemption. Any amounts remaining in the escrow account after funding such redemption would be returned to us. Until their release from escrow, the amounts held in the escrow account will be pledged as collateral for the benefit of the holders of the notes. See “Description of Notes—Secured Proceeds Account; Special Mandatory Redemption.”

Optional Redemption

The notes will be redeemable at our option, in whole or in part, at any time on or after                     , 2017, at the redemption prices set forth in “Description of Notes—Optional Redemption,” together with accrued and unpaid interest to, but excluding, the redemption date.

Prior to                     , 2017, we may redeem all or any portion of the notes at 100% of their principal amount, plus a “make whole” premium, plus accrued and unpaid interest to, but excluding, the redemption date.

In addition, before                     , 2017, we may redeem up to 35% of the aggregate principal amount of notes with the net cash proceeds of certain public equity offerings of our common stock at % of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.

See “Description of Notes—Optional Redemption.”

Change of Control; Asset Sales

Upon a change of control (as defined under “Description of Notes—Certain Definitions”) or if we sell certain assets and do not invest or apply the net proceeds as provided and within the time periods set forth in this offering memorandum, then, in either case, we will be required to make an offer to repurchase the notes in the amounts and at the repurchase prices set forth in this offering memorandum, plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales.”

Our New Senior Credit Facility or other agreements may restrict us from repurchasing the notes, including any repurchase that may be required as a result of a change of control. See “Risk Factors—Risks Relating to Our Indebtedness, the Notes and this Offering—We may not have the ability to repurchase the notes upon the occurrence of a change of control as required by the indenture governing the notes, and our future debt may contain limitations on our ability to make payments upon purchase of the notes” and “Description of Notes—Repurchase at the Option of Holders.”

Ranking

The notes will be our senior unsecured obligations and will:

•      be effectively subordinated to our secured obligations, including under our New Senior Credit Facility, to the extent of the value of the assets securing such obligations;

•      rank equal in right of payment to all of our existing and future unsecured, unsubordinated obligations;

•      rank senior in right of payment to all of our future subordinated obligations, if any; and

•      be structurally subordinated to any existing and future obligations of any of our subsidiaries that are not subsidiary guarantors.

The guarantees will be the senior unsecured obligations of the guarantors and will:

•       be effectively subordinated to the secured obligations of the guarantors, including the guarantors’ obligations under our New Senior Credit Facility, to the extent of the value of the assets securing such obligations;

•       rank equal in right of payment to all existing and future unsecured obligations of the guarantors that are not, by their terms, expressly subordinated in right of payment to the notes; and

•       rank senior in right of payment to all future obligations, if any, of the guarantors that are, by their terms, expressly subordinated in right of payment to the guarantees.

As of June 28, 2014, on a pro forma basis after giving effect to this offering, the Acquisition and the other Transactions:

•       we would have had $1.25 billion of notes outstanding and no other unsecured debt outstanding;

•       we and the guarantors would have had $3.25 billion of indebtedness (excluding intercompany indebtedness), of which $2.0 billion would have been secured, to which the notes would be effectively subordinated to the extent of the value of the assets securing such obligations, and an additional $250.0 million of availability under the New Revolving Credit Facility; and

•       the non-guarantor subsidiaries would have approximately 1490, or $639.5 million, of our total liabilities, including trade payables but excluding intercompany liabilities, to which the notes would have been structurally subordinated.

Certain Covenants

The terms of the notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of Notes—Certain Covenants”) to:

•       incur additional indebtedness;

•       create liens;

•       engage in sale-leaseback transactions;

• pay dividends or make distributions in respect of capital stock; • purchase or redeem capital stock; • make investments or certain other restricted payments; • sell assets;

•      issue or sell stock of restricted subsidiaries;

•      enter into transactions with stockholders or affiliates; or

•      effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In addition, certain of these covenants will no longer apply so long as, and during the period when, the notes have investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, as described under “Description of Notes—Certain Covenants.”

Use of Proceeds

We intend to use the net proceeds of this offering, together with the proceeds from borrowings under the Term Loan and cash on hand, to finance the Acquisition and to pay related fees and expenses. See “Use of Proceeds” and “The Transactions.”

No Registration Rights; Transfer Restrictions

We have not registered and will not register the issuance and sale of the notes and the related guarantees under the Securities Act or any state securities laws. We do not intend to register the notes for an exchange offer or for resale under the Securities Act. The notes may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. See “Notice to Investors.”

No Public Market

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The initial purchasers have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. See “Plan of Distribution.”

Risk Factors

You should consider all of the information contained or incorporated by reference in this offering memorandum before making an investment in the notes. In particular, you should consider the risks described under “Risk Factors.”